UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/31/2005

ProQuest Company
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-3246

DE	36-3580106
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

300 North Zeeb Road, Ann Arbor, MI 48103
(Address of Principal Executive Offices, Including Zip Code)

734.761.4700
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On January 31, 2005, ProQuest Company (the "Company") completed its acquisition of Voyager Expanded Learning Inc. ("Voyager") Simultaneously with the effectiveness of the Merger, the Company entered into (i) that certain Credit Agreement (the "Credit Agreement") dated as of January 31, 2005, among the financial institutions that are or may from time to time become parties thereto, Standard Federal Bank, N.A., as administrative agent for the lenders, Bank of America, N.A., and Harris Trust & Savings Bank as syndication agents for the lenders, and KeyBank National Association and National City Bank of the Midwest, as documentation agents for the lenders, (ii) a Note Purchase Agreement (the "2005 Note Purchase Agreement") dated as of January 31, 2005, with each of the purchasers named therein, and (iiI) a first amendment dated as of January 31, 2005 to the Company's existing note purchase agreement dated as of October 1, 2002 (the "2002 Note Purchase Agreement").

A copy of the Credit Agreement is attached as Exhibit 99.2 and is incorporated herein by reference. A copy of the 2005 Note Purchase Agreement is attached as Exhibit 99.3 and is incorporated herein by reference. A copy of the first amendment to the 2002 Note Purchase Agreement is attached as Exhibit 99.4 and is incorporated herein by reference   The following summaries of the Credit Agreement, the 2005 Note Purchase Agreement and the first amendment to the 2002 Note Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, the 2005 Note Purchase Agreement and the first amendment, respectively. You are encouraged to read each document.

Credit Agreement

The Credit Agreement is a five-year, unsecured revolving credit facility in an amount up to $275 million, with a subfacility for letters of credit (in an amount not to exceed $20 million) and a subfacility for swingline loans (in an amount not to exceed $15 million). The aggregate maximum principal amount of the revolver may be increased by an amount up to $75 million during the term of the Credit Agreement, provided that the Company's lenders are willing to grant such increase, no default exists, and certain other conditions are satisfied.

The Company is the borrower under the Credit Agreement and its obligations are guaranteed by certain direct and indirect domestic subsidiaries of the Company.

Borrowings and letters of credit under the Credit Agreement bear interest, at the Company's option, at either the London Interbank Offered Rate plus a spread ranging from .75% to 1.75% or 0% to .25% over an alternative base rate. The alternative base rate is the greater of the Standard Federal Bank, N.A. prime rate or the Federal Funds rate plus .50%. The Company is also required to pay a non-use fee of .150% to .300% and letter of credit fee of .75% to .175%. The interest rate spread in each case is dependent on the Company's leverage ratio. Upon the occurrence and during the continuance of a default, unless the required lenders otherwise consent, the interest on obligations under the Credit Agreement will increase by two percent (2%) per annum.

The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include maintenance of minimum net worth of the Company, total leverage ratio (consolidated total debt to trailing twelve month earnings before interest, taxes, depreciation and amortization ("EBITDA"), and a fixed charge coverage ratio (EBITDA minus capital expenditures and taxes to cash interest plus scheduled principal paid or payable). Other covenants include limitations on lines of business, additional indebtedness, liens and negative pledge agreements, incorporation of other debt covenants, guarantees, investments and advances, cancellation of indebtedness, restricted payments, modification of certain agreements and instruments, inconsistent agreements, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, and transactions with affiliates.

The Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material indebtedness; change of control of events; material judgments; certain ERISA-related events; and the invalidity of the loan documents (including the subsidiary guaranties). If an event of default occurs and is continuing under the Credit Agreement, the lenders may terminate their obligations thereunder and may require the Company and the subsidiary guarantors to repay all amounts thereunder.

2005 Note Purchase Agreement

As described above, on January 31, 2005, the Company entered into the 2005 Note Purchase Agreement providing for, among other things, the issue and sale by the Company to the 2005 Note Purchasers of the Company's 5.38% Senior Notes due January 31, 2015, in the aggregate principal amount of $175,000,000 (the "2005 Notes"). The 2005 Notes rank pari passu in right of payment with all other unsecured debt of the Company. The payment of outstanding amounts due under the 2005 Notes and the performance by the Company of its obligations under the 2005 Note Purchase Agreement have been guaranteed by each subsidiary guarantor that is a guarantor of the Company's obligations under the Credit Agreement.

The Company is required to make six equal annual principal payments on the 2005 Notes commencing on January 31, 2010. The 2005 Notes, at the Company's option, may be redeemed in whole or in part at anytime with at least thirty days advance notice to the under the terms of which are set forth in the 2005 Note Purchase Agreement. Interest will accrue on the 2005 Notes from the date of original issuance. The applicable annual interest on the 2005 Notes will be payable semi-annually in arrears calculated on the basis of a 360-day year of twelve 30-day months.

The 2005 Note Purchase Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include maintenance of minimum consolidated adjusted net worth, total leverage ratio (consolidated total debt to trailing twelve month EBITDA), limitation on priority debt (not to exceed 10% of consolidated total assets) and a minimum fixed charge coverage ratio (consolidated net income to fixed charges). Other covenants include, but are not limited to, limitations on liens, sale of assets and sale and leaseback transactions, mergers and consolidations, nature of business and transactions with affiliates.

The 2005 Note Purchase Agreement contains customary events of default, including nonpayment of principal or make-whole amount, interest, fees or other amounts; violation of covenants; inaccuracy of representations and warranties; certain bankruptcy events; cross-defaults to other material indebtedness; change of control events; material judgments; certain ERISA-related events; and the invalidity of the subsidiary guaranty. If an event of default with respect to the 2005 Notes shall occur and be continuing, the holders of more than 50% in aggregate principal amount of the 2005 Notes then outstanding may declare the outstanding 2005 Notes to be immediately due and payable.

First Amendment to the Company's 2002 Note Purchase Agreement

As described above, on January 31, 2005, the Company entered into a first amendment to the 2002 Note Purchase Agreement dated as of October 1, 2002, under and pursuant to which the Company originally issued and sold its 5.45% senior notes (the "2002 Notes") due October 1, 2012, in an aggregate principal amount of $150,000,000.

The first amendment, among other things, amended the financial covenants under the 2002 Note Purchase Agreement to give effect to the Merger. Specifically, the consolidated adjusted net worth covenant and the consolidated debt covenant were adjusted to be consistent with the terms of the 2005 Note Purchase Agreement. Certain other definitions under the 2002 Note Purchase Agreement were also amended to conform to the financial covenants contained in the 2005 Note Purchase Agreement. In addition, the payment of outstanding amounts due under the 2002 Notes and the performance by the Company of its obligations under the 2002 Note Purchase Agreement have been guaranteed by each subsidiary guarantor that is a guarantor of the Company's obligations under the terms of the Credit Agreement.

The Company used the net proceeds of the sale of the 2005 Notes and the borrowings under the Credit Agreement to finance the Merger and to refinance existing indebtedness.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On January 31, 2005, ProQuest Company (the "Company") completed its acquisition of Voyager Expanded Learning, Inc ("Voyager"). The Merger was completed pursuant to the Agreement and Plan of Merger dated December 14, 2004 (the "Merger Agreement"), with VEL Acquisition Corp,. an indirect, wholly owned subsidiary of the Company ("Merger Sub"), Voyager and R. Best Associates, Inc (the "Shareholders' Representative"), pursuant to which VEL Acquisition Corp. was merged with and into Voyager (the "Merger"). The assets consist primarily of receivables, inventory, identifiable intangibles including customer lists, product processes, patents and trademarks, as well as assumption of liabilities. All of the shares of Voyager's common stock were converted into the merger consideration described below.

    The Company acquired all of the outstanding ownership interest in Voyager. The total compensation paid by the Company for all outstanding shares of Voyager on a fully diluted basis was $361,000,000, comprised of $340,000,000 in cash and $21,000,000 in restricted common stock of the Company. The restricted common stock of the Company was issued soley to shareholders of Voyager who certified to the Company that they constitute accredited investors as defined under Regulation D of the Securities Act of 1933, as amended. The Company did not register the restricted common stock. Voyager shareholders who are not "accredited investors" received only cash merger consideration. The Company may pay up to $20,000,000 in additional consideration based on Voyager's operating results from April 1, 2005 through March 31, 2006.

    The Company financed its acquisition of Voyager through a new issuance of private-placement notes and a new revolving line of credit (see Item 1.01 and Item 2.03). The 5.38 percent fixed notes mature in January 2015. The Company's previous revolving credit agreement was replaced with a new agreement with capacity of $275 million and an expiration of January 2010.

    The Merger Agreement will be attached as an exhibit to the Company's Annual Report on Form 10-K for the Year Ended January 1, 2005.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 Entry into a Material Definitive Agreement

Item 3.02.    Unregistered Sales of Equity Securities

    In connection with the Merger, on January 31, 2005 the Company issued 683,293 shares ("Shares") of restricted common stock to those shareholders of Voyager who certified to the Company that they constitute accredited investors as defined under Regulation D of the Securities Act of 1933, as amended. These Shares were used as partial consideration for the Merger.

Item 9.01.    Financial Statements and Exhibits

(a) Financial statements of business acquired.
    To be filed within seventy-one (71) days of the date that the filing of this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission, as permitted by Item 9.01 (a) (4) of Form 8-K.

(b) Pro forma financial information.

    To be filed within seventy-one (71) days of the date that the filing of this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission, as permitted by Item 9.01 (b) (2) of Form 8-K.

(c) Exhibits.

    99.1 Press Release by ProQuest Company, dated February 1, 2005 announcing the completed acquisition of Voyager Expanded Learning, Inc.

    99.2 Credit Agreement dated as of January 31, 2005, among the financial institutions that are or may from time to time become parties thereto, Standard Federal Bank, N.A., as administrative agent for the lenders, Bank of America, N.A., and Harris Trust & Savings Bank as syndication agents for the lenders, and KeyBank National Association and National City Bank of the Midwest, as documentation agents for the lenders

    99.3 First Amendment dated as of January 31, 2005 to ProQuest Company's existing Note Purchase Agreement dated as of October 1, 2002

    99.4 Note Purchase Agreement dated as of January 31, 2005, ProQuest Company $175,000,000 5.38 percent Senior Notes due January 31, 2015

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

ProQuest Company

Date: February 04, 2005.	By:	/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President and General Counsel

ProQuest Company

Date: February 04, 2005.	By:	/s/ Kevin Gregory
Kevin Gregory
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release by ProQuest Company, dated February 1, 2005 announcing the completed acquisition of Voyager Expanded Learning, Inc.
EX-99.2	Credit Agreement dated as of January 31, 2005 among the financial institutions
EX-99.3	First Amendment dated as of January 31, 2005 to ProQuest Company's existing Note Purchase Agreement dated as of October 1, 2002
EX-99.4	Note Purchase Agreement dated as of January 31, 2005, ProQuest Company